March 17, 2025 AlTi Global, Inc. Ladies and Gentlemen: We have audited the consolidated statement of financial position of AlTi Global, Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income (loss), changes in mezzanine equity and shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements), and have reported thereon under date of March 17, 2025. The aforementioned consolidated financial statements and our audit report thereon are included (incorporated by reference) in the Company's annual report on Form 10-K for the year ended December 31, 2024. As stated in Note 2(d) to those financial statements, the Company changed its classification of warrants. These equity- linked instruments, which were previously liability-classified and remeasured to fair value each reporting period, are now equity-classified based on a change in accounting policy applicable to the evaluation of certain contingent settlement features. The Company states that the newly adopted accounting principle is preferable in the circumstances because the Company believes the revised classification is more aligned with customary share settlement of the instrument and with how management and users of the financial statements measure the Company’s operating performance. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based. With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter. Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances. Very truly yours, (signed) KPMG LLP